Exhibit 10.3

SELLING SHAREHOLDERS

NON-COMPETE AGREEMENT

By this Agreement effective March 31, 2010 for good and valuable consideration, the receipt of which is hereby acknowledged, for PURE EARTH, INC. and all corporate subsidiaries (“SELLER SHAREHOLDERS”), hereby agree not to directly or indirectly compete with the business of NYCON CORPORATION (“BUYER”) and its successors and assigns by engaging in any activities in the continental United States involving the manufacture, distribution or sale of any re-enforcing and/or recyclable fibers or related products thereto used in congealable materials such as asphalt or concrete (“Business Operations”) for a  period of six (6) years following the closing of the asset purchase transaction pursuant to the Asset Purchase Agreement of even date herewith between Buyer and Selling Shareholder or until the discontinuance of the Business Operations of Buyer, whichever occurs first (“Non-Compete Period”).

During the Non-Compete Period, Selling Shareholder shall not own, manage, operate or consult in a business in the continental United States substantially similar to, or competitive with the Business Operations of Buyer or such other business activity in which Buyer may substantially engage during the term of this Agreement.

Selling Shareholder acknowledges and agrees that the services, creations, trade secrets of Buyer and Buyer’s customers and contacts developed by Buyer are or are intended to be marketed and licensed to customers throughout the United States.  Selling Shareholder further acknowledges and agrees to the reasonableness of the above outlined non-compete restriction and the reasonableness of the geographic area and duration of time which are a part of this Agreement.

Any attempt on the part of Selling Shareholder to induce employees of Buyer to leave Buyer’s employ, or any effort by Selling Shareholder to interfere with Buyer’s relationship with its employees would be harmful and damaging to Buyer.  Selling Shareholder agrees that during the Non-Compete Period, Selling Shareholder will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Buyer to quit employment with Buyer; (ii) otherwise interfere with or disrupt Buyer’s relationship with its employees; (iii) solicit, entice, or hire away any employee of Buyer; or (iv) hire or engage any employee of Buyer or any former employee of Buyer whose employment with Buyer ceased less that one (1) year before the date of this Agreement.

During the Non-Compete Period, Selling Shareholder will not divert or attempt to divert from Buyer any business Buyer has enjoyed or solicited from its customers including any former customers of Selling Shareholder.

Selling Shareholder acknowledges that Buyer may, in reliance of this Agreement, provide Selling Shareholder access to trade secrets, customers and other confidential data and good will of Buyer.  Selling Shareholder agrees to retain said information as confidential and not to use said information on its own behalf or disclose same to any third party.

This Non-Compete Agreement shall extend throughout the continental United States.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, and personal representatives.

Selling Shareholder and Pure Earth, Inc.

/s/ Brent Kopenhaver	Dated:	March 31, 2010

NYCON CORPORATION - Buyer

By:	/s/ Barry E. Fleck	Dated:	March 31, 2010